Exhibit 11 Statement re Computation of per share earnings
SCPIE Holdings, Inc. and Subsidiaries
(in thousands, except per share data)

                                          1997        1996(1)     1995(1)
                                          ----        ------       ------
Net Income                              $ 32,176     $ 30,192     $ 24,369

Weighted average number of
   common stock outstanding               12,108       10,000       10,000

Basic Earnings Per Share                $   2.66     $   3.02     $   2.44
                                        ========     ========     =========

Diluted Earnings Per Share (2)          $      -     $      -     $       -
                                        ========     ========     =========

(1) The weighted average number of common stock oustanding gives effect to the Company's reorganization including the allocation of approximately 10,000,000 shares of common stock to members of Southern California Physicians Insurance Exchange.

(2) The Company does not have diluted earnings per share as it has only common stock outstanding.